Exhibit 99.1

Neonode Announces 25:1 Reverse Stock Split

Santa Clara, CA. – March 25, 2011 – Neonode Inc. (OTCBB: NEON.OB), a provider of optical touchscreen technology solutions for hand-held and small to midsize devices, today announced it has filed a certificate of amendment to its Amended and Restated Certificate of Incorporation to effect a twenty five-for-one reverse stock split of Neonode’s common and preferred stock.

“Neonode today is a different company than it was three years ago,” said Thomas Eriksson, Chief Executive Officer of Neonode.  “Over the past several months, we have announced significant licensing arrangements with global market leading original equipment manufacturers of hand-held devices.  As we see sales increase, especially in the United States, we are implementing this reverse split in order to organize our capital structure and make our share price more attractive for institutional and other investors. We believe that our current volume of business and the prospects for expansion into additional markets can sustain the post-reverse-split market price of our shares.”

Neonode anticipates that the reverse stock split will be effective as of the close of business on March 25, 2011, and that trading of the Company’s common stock on the OTCBB on a split-adjusted basis will begin at the open of trading on March 28, 2011. When the reverse stock split becomes effective, every twenty-five shares of issued and outstanding Neonode stock will be combined into one issued and outstanding share of stock, without any change in the par value per share.  This will reduce the number of outstanding shares of Neonode common stock from approximately 556.70 million shares to approximately 22.27 million shares. Neonode’s shares of common stock will continue trading on the OTCBB under the symbol “NEON” (with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred), but will trade under a new  CUSIP number.

No fractional shares will be issued in connection with the reverse stock split.  Instead, fractional shares will be rounded up to whole shares.

Additional information on the effects of the reverse stock split can be found in Neonode’s definitive information statement filed with the Securities and Exchange Commission on July 15, 2010.

Neonode has retained its transfer agent, American Stock Transfer and Trust Company, LLC (“AST”), to act as exchange agent for the reverse stock split.  AST will manage the exchange of pre-split shares for post-split shares.  As soon as practicable, AST will provide stockholders of record as of the effective time of the reverse stock split with a letter of transmittal providing instructions for the exchange of their certificates representing pre-split shares of common stock for new certificates of post-split shares of common stock.  Stockholders who hold their shares in “street name” will be contacted by the banks or brokers with any relevant instructions.

About Neonode Inc.
Neonode Inc. is a leading provider of optical touch screen solutions for hand-held and small to midsize devices.  Neonode Inc. is a leading provider of optical touch screen solutions for hand-held and small to midsize devices. Neonode is offering software licenses and engineering design services that enable companies to make high functionality touch screens at a low cost. zForce ® is the name of Neonode’s proprietary patented touch screen technology. Neonode Inc is listed on the OTCBB under the symbol NEON.OB. Neonode is a trademark and zForce® is a registered trademark of Neonode Inc.

zForce®
Neonode’s patented touch solution for portable devices, zForce, is many times more cost effective than any other high performance touch solution in the market today. zForce® supports high resolution pen writing in combination with finger navigation including gestures, multi-touch, sweeps and much more. zForce® doesn’t require an overlay on top of the display window and provide a 100% clear viewing experience..zForce is the only viable touch screen solution that operates on the new revolutionary reflective display panels.. Neonode has signed customer contracts with Sony Corporation and other global OEM’s. zForce® is currently being integrated into a variety of mobile phones, eReaders, automotive applications, mobile internet and tablet devices.

Safe Harbor
Neonode makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2009, our Quarterly Report on Form 10-Q for the period ended September 30, 2010 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

For more information, please visit www.neonode.com or contact

David Brunton, CFO
david.brunton@neonode.com
+1 925 768 0620

For more information, please visit www.neonode.com or contact

Thomas Eriksson, CEO
thomas.eriksson@neonode.com
Tel:  +46 8 667 17 17
Mobile: +46 708 521 337

David Brunton, CFO
david.brunton@neonode.com
+1 925 768 0620

Sales – Americas
Douglas Young, VP Sales - Americas
Douglas.young@neonode.com
+1 408 202-8477